     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON 2 OCTOBER 2000

                                                      REGISTRATION NO. 333-46216
                                                                    333-46216-01
                                                                    333-46216-02
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-1

                               AMENDMENT NO. 2 TO
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        UBS AG                                      UBS PREFERRED FUNDING TRUST I
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     SWITZERLAND             6021        98-0186363       DELAWARE             6712            51-6518252
   (STATE OR OTHER         (PRIMARY        (I.R.S.     (STATE OR OTHER       (PRIMARY        (I.R.S. EMPLOYER
   JURISDICTION OF         STANDARD       EMPLOYER     JURISDICTION OF       STANDARD        IDENTIFICATION
   INCORPORATION OR       INDUSTRIAL    IDENTIFICATION INCORPORATION OR     INDUSTRIAL           NUMBER)
    ORGANIZATION)        CLASSIFICATION    NUMBER)      ORGANIZATION)     CLASSIFICATION
                         CODE NUMBER)                                      CODE NUMBER)

                                          UBS PREFERRED FUNDING
                                              COMPANY LLC I
(EXACT NAME OF REGISTRA   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     SWITZERLAND            DELAWARE             6712            51-04802885
   (STATE OR OTHER       (STATE OR OTHER       (PRIMARY        (I.R.S. EMPLOYER
   JURISDICTION OF       JURISDICTION OF       STANDARD        IDENTIFICATION
   INCORPORATION OR      INCORPORATION OR     INDUSTRIAL           NUMBER)
    ORGANIZATION)         ORGANIZATION)     CLASSIFICATION
                                             CODE NUMBER)

       BAHNHOFSTRASSE 45, ZURICH,              C/O WILMINGTON TRUST COMPANY            THE CORPORATION TRUST COMPANY
  SWITZERLAND, 011 41-1-234 11 11 AND            1100 NORTH MARKET STREET                    1209 ORANGE STREET
       AESCHENVORSTADT 1, BASEL,                WILMINGTON, DELAWARE 19890               WILMINGTON, DELAWARE 19801
    SWITZERLAND, 011 41-61-288 20 20                   302-651-1118                             302-658-7581
    (ADDRESS AND TELEPHONE NUMBER OF         (ADDRESS AND TELEPHONE NUMBER OF         (ADDRESS AND TELEPHONE NUMBER OF
    REGISTRANT'S PRINCIPAL EXECUTIVE         REGISTRANT'S PRINCIPAL EXECUTIVE         REGISTRANT'S PRINCIPAL EXECUTIVE
                OFFICES)                                 OFFICES)                                 OFFICES)

                            ------------------------
                           ROBERT C. DINERSTEIN, ESQ.
                                     UBS AG
                                299 PARK AVENUE
                            NEW YORK, NEW YORK 10171
                            TELEPHONE: 212-821-3000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  MARK J. WELSHIMER, ESQ.                                      JEFFREY D. BERMAN, ESQ.
                    SULLIVAN & CROMWELL                                         DAVIS POLK & WARDWELL
                      125 BROAD STREET                                           450 LEXINGTON AVENUE
                  NEW YORK, NY 10004-2498                                         NEW YORK, NY 10017
                        212-558-4000                                                 212-450-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-46216, 333-46216-01 and 333-46216-02


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
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                                                                PROPOSED MAXIMUM           PROPOSED
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED(1)(2)        PER UNIT(1)(2)      OFFERING PRICE(1)(2)   REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
8.622% Noncumulative Trust Preferred
Securities issued by UBS Preferred
Funding Trust I......................       1,500,000                $1,000             $1,500,000,000              (3)
---------------------------------------------------------------------------------------------------------------------------------
8.622% Noncumulative Company
Preferred Securities issued by UBS
Preferred Funding Company LLC I......       1,500,000                $1,000             $1,500,000,000               0
---------------------------------------------------------------------------------------------------------------------------------
Subordinated Guarantee of UBS AG with
respect to the Company Preferred
Securities...........................                                                                                0
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee.
(2) No separate consideration will be received for the company preferred securities of UBS Preferred Funding Company LLC I or the subordinated guarantee of UBS AG. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to these securities.
(3) The total amount of the registration fee is $396,000, of which $330,000 was paid upon the initial filing of the registration statement and $66,000 was paid upon the filing of Amendment No. 1 to the registration statement.
                            ------------------------
This registration statement contains a prospectus relating to both of the following: the offering of newly issued trust preferred securities and company preferred securities; and market-making transactions that may occur on an ongoing basis in trust preferred securities and company preferred securities that have been previously issued in the offering described above.

When the prospectus is delivered to an investor in the initial offering described above, the investor will be informed of that fact in the confirmation of sale. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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


EXPLANATORY NOTE



The sole purpose of this post-effective Amendment No. 2 is to file Exhibit 25.2 to the Registration Statement. No changes have been made to the Registration Statement other than to Item 16 (Exhibits and Financial Statement Schedules) of
Part II.



Part II



INFORMATION NOT REQUIRED IN PROSPECTUS



The Registrant hereby modifies Item 16 of Part II of the Registration Statement for the purpose of adding the following exhibit:



25.2  Statement of Eligibility of Guarantee Trustee.

PART II
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SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, UBS AG certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on 2 October 2000.


                                          UBS AG

                                          By: /s/       ROBERT MILLS
                                            ------------------------------------
                                              Name: Robert Mills
                                              Title:  Chief Financial
                                                      Officer -- Americas
                                                      and Regional Chief
                                                      Operating Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


                       NAME                                        TITLE                     DATE
------------------------------------------------------------------------------------------------------
                         *                           President and Group Chief          2 October 2000
---------------------------------------------------  Executive Officer
                   Marcel Ospel

                         *                           Chief Financial Officer            2 October 2000
---------------------------------------------------
                   Luqman Arnold

                         *                           Group Controller and Member of     2 October 2000
---------------------------------------------------  Group Managing Board
                    Hugo Schaub

                         *                           Chairman and Member of Board of    2 October 2000
---------------------------------------------------  Directors
                    Alex Krauer

                         *                           First Vice Chairman and Member of  2 October 2000
---------------------------------------------------  Board of Directors
                   Alberto Togni

                         *                           Second Vice Chairman and Member    2 October 2000
---------------------------------------------------  of Board of Directors
                   Markus Kundig

                         *                           Member of Board of Directors       2 October 2000
---------------------------------------------------
                   Peter Bockli

                         *                           Member of Board of Directors       2 October 2000
---------------------------------------------------
                   Rolf A. Meyer

                         *                           Member of Board of Directors       2 October 2000
---------------------------------------------------
                  Hans Peter Ming

                         *                           Member of Board of Directors       2 October 2000
---------------------------------------------------
                 Andreas Reinhart

                         *                           Member of Board of Directors       2 October 2000
---------------------------------------------------
                   Eric Honegger

                 /s/ ROBERT MILLS                                                       2 October 2000
---------------------------------------------------
       *By Robert Mills as attorney-in-fact

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                                                                           II- 1

PART II
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Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the
Authorized Representative has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of UBS AG, in the United States, in The City of New York, State of New York, on 2 October 2000.


                                          By: /s/       ROBERT MILLS
                                            ------------------------------------
                                              Name: Robert Mills
                                              Title: Chief Financial
                                                     Officer -- Americas
                                                     and Regional Chief
                                                     Operating Officer

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II- 2

PART II
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SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, UBS Preferred Funding Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on 2 October 2000.


                                          UBS Preferred Funding Trust I

                                          By: UBS Preferred Funding Company LLC
                                          I

                                            By: /s/      ROBERT MILLS
                                              ----------------------------------
                                                Name: Robert Mills
                                                Title: President and Managing
                                                Director


Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


                       NAME                                      TITLE                     DATE
------------------------------------------------------------------------------------------------------

UBS Preferred Funding                                Grantor                            2 October 2000
Company LLC I

               By: /s/ ROBERT MILLS                                                     2 October 2000
  ----------------------------------------------
                Name: Robert Mills
      Title: President and Managing Director

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                                                                           II- 3

PART II
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SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, UBS Preferred Funding Company LLC I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on 2 October 2000.


                                          UBS Preferred Funding Company LLC I

                                          By:         /s/ ROBERT MILLS
                                            ------------------------------------
                                              Name: Robert Mills
                                              Title: President and Managing
                                              Director


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


                       NAME                                        TITLE                     DATE
------------------------------------------------------------------------------------------------------

                 /s/ ROBERT MILLS                    President and Managing Director    2 October 2000
---------------------------------------------------
                   Robert Mills

                         *                           Treasurer and Director             2 October 2000
---------------------------------------------------
                    Per Dyrvik

                         *                           Secretary and Director             2 October 2000
---------------------------------------------------
                 Robert Dinerstein

                 /s/ ROBERT MILLS                                                       2 October 2000
---------------------------------------------------
       * By Robert Mills as attorney-in-fact

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